Exhibit 4.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

True Energy Inc.

We consent to the use of our audit report dated March 17, 2006 on the on the consolidated balance sheets of True Energy Trust as at December 31, 2005 and 2004 and the consolidated statements of earnings and deficit and cash flows for the years then ended incorporated by reference herein.

We consent to the use of our audit report dated May 24, 2006 on the on the balance sheet of True Oil & Gas Ltd. as at May 23, 2006 ended included herein.

We consent to the use of our audit report dated March 22, 2005 on the on the consolidated balance sheets of TKE Energy Trust as at December 31, 2004 and 2003 and the consolidated statements of earnings and accumulated earnings and cash flows for the years then ended incorporated by reference herein.

/s/ KPMG LLP

Calgary, Canada

May 24, 2006